UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Inland Real Estate Income Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 3, 2013

Dear Fellow Stockholder:

We continue to take steps toward the acquisition of high-quality commercial real estate assets that generate sustainable and predictable distributions for our stockholders. As our capital raising effort gains momentum, we are executing on our strategic plan and continue to pay off existing mezzanine loans on our portfolio.

Most recently, we paid off a $2.48 million mezzanine loan associated with the 2012 acquisitions of seven Dollar General retail stores. After this repayment, the remaining principal balance on the mezzanine loans is approximately $9.59 million. We intend to continue reducing our debt level while we build out our acquisitions pipeline, and we currently believe multitenant retail properties can produce the best risk adjusted returns for our stockholders.

Inland Income Trust Annual Stockholders’ Meeting: Tuesday, June 11, 2013

Inland Income Trust will hold its first annual stockholders’ meeting on Tuesday, June 11, 2013 at 3:00 PM CT. All stockholders of record as of March 29, 2013 should have received a proxy statement, and we encourage you to vote your shares. The meeting will take place at the Inland campus located in Oak Brook, Illinois. If you were a stockholder as of March 29, 2013 and have not received a proxy statement, please contact Inland Investor Services at 800.826.8228.

We are pleased to enclose your check or account statement that includes information regarding your distribution for the time you were a stockholder in May 2013. We appreciate and thank you for your investment in Inland Income Trust. For additional information, please visit www.inlandincometrust.com.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

JoAnn M. McGuinness
President and Chief Operating Officer

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